Exhibit 10.46
Agreement for Renminbi Loan (Long/ Medium Term
RENMINBI LOAN AGREEMENT ( LONG / MEDIUM TERM)
Serial Number: 2009 Nian Li Zhong Da Jie Zi NO.027
Borrower: Qingtian Wuliting Hydroelectric Development Co., Ltd.
Number of the Business License: 331121000002434 (1/1)
Legal Representative/ Responsible Person: John. D. Kuhns
Domicile: Lingxia Village, Zhenbu Township, Qingtian County
Post Code: 323900
Financial Institution of Deposit and Account:
Bank of China Limited, Lishui City Dayang Sub-branch; 830037890108093001
Telephone Number: 0578-2291151 Facsimile: 0578-2291172
Creditor: Bank of China Limited, Lishui City Dayang Sub-branch
Legal Representative/ Responsible Person: Lou Yingxiong
Domicile: No.399, Jiefang Street, Lishui City
Post Code: 323000
Telephone Number: 0578-2528155 Facsimile: 0578-2179561
The Borrower and Creditor, after equal consultation, upon the agreement regarding the long and medium loan in Renminbi provided by the Creditor to the Borrower, hereby entered into this contract (“this Contract”).
Article 1 Amount
The Amount of the loan: RMB 219,600,000.00
Article 2 Term
The term of the loan: one hundred and eight (108) months, commencing from the actual loan withdrawing date; in case of withdrawing in installments, the loan term shall be calculated from the first actual withdrawing date.

Agreement for Renminbi Loan (Long/ Medium Term
The Borrower shall strictly withdraw the fund as scheduled, in case that the actual withdrawing date is later than the agreed withdrawing date, the Borrower shall still be required to repay the fund in accordance with the repayment date provided in this Contract.
Article 3 Usage
The usage of the loan: replacing the project loans provided by other banks and paying the project fund.
Without the written approval from the Creditor, the usage of the loan could not be altered by the Borrower, which includes, without limitation, that the loan could not be used for stock or other security investments, any project with the entrance prohibition provided by any laws, regulations, regulatory rules and state policy or any project without approval required by laws, or other project or usage that bank loans are forbidden to invest.
Article 4 The Interest Rate and the Interest Calculation and Settlement
1	The interest rate
          Floating rate with the floating term of twelve (12) months:
The interest rate shall be re-fixed every twelve (12) months commencing from the actual withdrawing date (or the first actual withdrawing date in case of withdrawing in installments), and the re-determining date shall be the corresponding date of the re-determining month to the actual withdrawing date. In the event there is no corresponding date to the actual withdrawing date, the last date of the corresponding month would be regarded as the re-determining date.
A	The first interest rate for each drawing shall be the benchmark rate for the loan over five years issued and enacted by the People’s Bank of China on the actual withdrawing date;

B	When the floating term of twelve months expired, the benchmark rate for the loan as the same class as the loan herein issued and enacted by the People’s Bank of China on the re-determining date shall be regarded as the applicable interest rate for the following floating term.
2	The interest calculation

Agreement for Renminbi Loan (Long/ Medium Term
The interest calculation shall commence from the actual withdrawing date in light of the actual withdrawing amount and the number of the days of such fund.
The calculation formula for the interest: Interests=the principal × the actual number of days × the interest per day.
When calculating the interest per day, one year shall be calculated in 360 days, and the formula: interest per day=interest per year/360.
3	Settlement method
The interest would be settled every quarter, the 20th day of the last month of every quarter shall be the settlement date, and the 21st day of such month shall be the payment date of the due interest.
If the last installment repayment date of the principal of the loan is not the same as the interest payment date, the last installment repayment date of the principal of the loan shall be regarded as the interest payment date, and the Borrower shall pay off all the interests on that date.
4	Default interest
(1)	If the Borrower could not repay the loan on schedule, the interest for the delayed part shall be calculated on the basis of the default interest rate for the delayed loan from the delayed date until the full payment of such loan and relevant interests.

The default interest rate for the delayed loan shall be 150% of the interest rate provided in the Article (4) Item 1 hereof.

(2)	If the Borrower does not make use of the loan hereof in accordance with this Contract, the interest for the misappropriated part shall be calculated on the basis of the default interest rate for the misappropriated loan from the misappropriating date until the fully payment of such loan and relevant interests.

The default interest rate for the misappropriated loan shall be 250% of the interest rate provided in the Item 1, Article (4) hereof.

(3)	In case of the delayed as well as misappropriated loan, the default interest shall be calculated on the basis of the default interest rate for the misappropriated loan.

(4)	If the Borrower could not pay the interest on schedule, the compound interest will

Agreement for Renminbi Loan (Long/ Medium Term
be calculated with the interest rate provided in the Item 1, Article (4) hereof, which shall be settled in accordance with the interest settlement method provided in the Item 3, Article (4) hereof during the loan term, and with the default interest rate provided in this Item hereof when the loan term expires.

(5)	In case of the compound or default interest calculation, upon the interest rate adjustment provided in this Contract, such compound or default interest shall be calculated by sections on the basis of the adjustment date.
Article 5 Withdrawing Conditions
The withdrawal of the loan by the Borrower is subject to the full satisfaction of the following conditions:
1	This Contract and its appendices become effective;

2	The Borrower has provided the security as required by the Creditor, the security agreement becomes effective and all relevant approvals, registration or filing procedures as required by laws have been completed;

3	All documents, vouchers, seals, name list of relevant staff, sample of the signature of the Borrower in relation to the execution and performance of this Contract have been reserved to the Creditor and relevant vouchers have been filled in by the Borrower;

4	The Borrower has opened the account required for the performance of this Contract in accordance with the requirements of the Creditor;

5	The Borrower has submitted written application for the fund withdrawing and relevant loan usage evidentiary documents to the Creditor and conducted relevant fund withdrawing procedures ten (10) bank working day prior to the withdrawing date;

6	The Borrower has submitted to the Creditor the resolution adopted by the board of directors or other authority of the Borrower and power of attorney regarding the approval of the execution and performance of this Contract; (this condition is optional, and please be noted that before the execution of this Contact, relevant approval or authority issued to the Borrower in relation to the execution of this

Agreement for Renminbi Loan (Long/ Medium Term
Contract shall be reviewed.)

7	Other drawing conditions provided by laws and agreed by the Borrower and the Creditor: / . Before the satisfaction of all the above-mentioned conditions, the Creditor may refuse the fund withdrawing application of the Borrower unless the Creditor could accept it and approve the fund withdrawing.
Article 6 Loan Withdrawing Schedule and Method
1	The loan shall be withdrawn on March 19, 2009 in a lump sum by the Borrower.

2	The Creditor is entitled to reject the withdrawing application of the Borrower for the un-withdrawn part of the loan after the withdrawing time.

As for the un-withdrawn part of the loan after the withdrawing time, if the Creditor approves such loan withdrawing, the Creditor is entitled to receive the commitment fees in the amount of 1% of the delayed withdrawn part of the loan; if the Creditor rejects such fund withdrawal, the Creditor is entitled to receive the commitment fees in the amount of 3% of the rejected withdrawn part of the loan.
Article 7 Repayment
1	Unless otherwise agreed by the Borrower and the Creditor, the loan under this Contract shall be repaid by the Borrower in accordance with the following repayment schedule:

Repayment Date	Repayment Amount (RMB)
December 20, 2009	14,000,000
December 20, 2010	22,000,000
December 20, 2011	23,000,000
December 20, 2012	24,000,000
December 20, 2013	25,000,000
December 20, 2014	26,000,000
December 20, 2015	27,000,000
December 20, 2016	28,000,000
December 20, 2017	28,000,000
March 18, 2018	2,600,000

Agreement for Renminbi Loan (Long/ Medium Term
If the Borrower needs to alter such repayment schedule, it shall submit the written application to the bank thirty (30) bank working days prior to the corresponding repayment date; in addition, the alteration repayment schedule shall be jointly confirmed by the Borrower and the Creditor in written form.
2	Unless otherwise agreed by the Borrower and the Creditor, on the condition that the Borrower is in arrears with principal and interest payment at the same time, the Creditor shall be entitled to determine the repayment sequence for principal and interest. On the condition of repayment by installments; in case of several maturity loans and overdue loans existing at the same time, the Creditor shall be entitled to determine the repayment sequence for certain installment of repayment by the Borrower; in case of several overdue loan contracts between the Borrower and the Creditor, the Creditor shall be entitled to determine the sequence for implementing contracts for each repayment.

3	Unless otherwise agreed by the Borrower and the Creditor, the Borrower shall be entitled to make repayment ahead of schedule, but shall notify the Creditor in written form seven (7) bank working days in advance. The prepayment amount shall be used to repay the last installment to become due, and shall repay the loan in reverse order.

The Creditor is entitled to receive the compensation fees in the amount of 2% of the amount paid before its due payment date.

4	The Borrower shall repay the loan in the following methods

The Borrower shall remit the fund in the amount of no less than the due payment to the following repayment account at least three (3) bank working days prior to each due payment date for preparation, and the Creditor is entitled to deduct the fund in the amount of the due payment from the repayment account actively on every due payment date.

Account name of the repayment account: Qingtian Wuliting Hydroelectric Development Co., Ltd.

Account number: 830037890108093001

Agreement for Renminbi Loan (Long/ Medium Term
Article 8 Security
1	The security form for the loan of this Contract shall be:

This Contract shall be the main contact of the Maximum Amount Mortgage Contract with the serial number of 2009 Nian Li Zhong Da Di Zi No.027 entered into by the Creditor and the mortgagor, namely, Qingtian Wuliting Hydroelectric Development Co., Ltd., and the loan of this Contract shall be secured by the maximum amount mortgage.

2	In case that any event is occurred to the mortgagor or the Borrower which may, deemed by the Creditor, affect the performance capability of the mortgagor or the Borrower, or the security contract becomes invalid, is revoked or terminated, the financial conditions of the mortgagor or the Borrower becomes deteriorated or the mortgagor or the Borrower is involved in any material lawsuit or arbitration case, or other causes are occurred which can affect the performance capability of the mortgagor or the Borrower, any default of the mortgagor to the other contracts between the mortgagor and Creditor is occurred, or any depreciation, damage, loss or attachment of the mortgaged property is occurred, which causes the mortgaged value decreased or lost, the Creditor is entitled to require and the Borrower is obligated to provide new security, change the guarantor and etc. to secure the loan hereunder.
Article 9 Insurance
The Borrower shall take out the insurance for the project or the equipment, project construction, goods transportation in relation to the trade or other risks during the operation of the project hereunder from the insurance company agreed by the Creditor, the coverage of the insurance taken out shall be in compliance with the requirement of the Creditor, and the insured amount shall be no less than the amount of the principal.
The Borrower shall deliver the original policy of such insurance to the Creditor within ten (10) days after the effectiveness of this Contract, and before the full payment of the principal, interest and fees under this Contract, the Borrower shall not terminate such insurance due to any reason. In case of any termination of such insurance by the Borrower, the Creditor is entitled to extend such insurance or take out new insurance on behalf of the Borrower with relevant fees undertaken by the Borrower; and the Borrower shall assume the obligation for

Agreement for Renminbi Loan (Long/ Medium Term
the loss incurred by the Creditor as a result of the insurance termination.
The Borrower shall notify the Creditor in written form within three (3) days after it knows or should have known the occurrence of any insured accidents, and apply to the insurance company for claim in accordance with relevant regulations in a timely fashion. Any loss incurred by the Creditor as a result of the failure to notify the Creditor in time or apply for claim or other default of the insurance policy shall be assumed by the Borrower.
Article 10 Representations and Undertakings
1	The Borrower hereby represents that::
(1)	it has been duly established and registered and is validly and legally in existence, and has the full civil rights and capabilities for signing and implementing this Contract;

(2)	Signing and fulfilling this Contract has been based on the true intention expressed by the Borrower, and it has procured the legal and valid authorization as required by its articles of association or other internal management documents, and will not violate any agreement, contract and other legal document which the Borrower is bound by. The Borrower has procured or will procure all relevant approvals, permits, filings or registrations required for signing and implementing this Contract;

(3)	All the documents, financial statements, vouchers and other materials provided by the Borrower to the Creditor under this Contract are true, complete, accurate and effective;

(4)	The transaction background disclosed by the Borrower as its business for the loan application to the Creditor shall be true and legal, which shall not be used for money laundering and other illegal purposes.

(5)	The Borrower does not conceal any event which may influence the financial conditions and implementation ability of the Borrower or the security provider.

(6)	No other representations made by the Borrower.
2	The Borrower hereby undertakes that:
(1)	It would submit the financial statements (including, without limitation, the annual,

Agreement for Renminbi Loan (Long/ Medium Term
quarterly, or monthly statements ) and other relevant materials periodically or in time according to the requirements of the Borrower;

(2)	In case the Borrower and the security provider hereunder have entered into or will enter into a counter security agreement or similar agreement concerning the security obligations, such agreement will not prejudice any right of the Creditor under this Contract;

(3)	It accepts the credit inspection and supervision from the Creditor, and provides adequate assistance and cooperation;

(4)	In case of the occurrence of circumstances which may influence the financial conditions and implementation ability of the Borrower or the security provider, including but not limited to any form of spin-off, merger, affiliation, joint venture and cooperation with foreigners, contract operation, recombination, restructuring, planning for listed, etc., or decrease of registered capital, transfer of material assets or equity stake, assuming material debts or creating new material debts on collateral, the collateral being sealed up, dismissed, revoked or applied for bankruptcy, etc., or involvement in material lawsuits or arbitration case, or difficulty in operation or deterioration in financial conditions, or the Borrower’s events of default under other contracts, the Borrower shall immediately inform the Creditor. In case of carrying out any of the aforesaid actions which will cause adverse impact on the repayment ability of the Borrower, the prior approval of the Creditor must be procured.;

(5)	The repayment sequence for the debts of the Borrower to the Creditor shall have precedence over the repayment for the loan provided by the Borrower’s shareholder, and shall not be second to the repayment of the Borrower’s other loans of the same kind to other creditors;

(6)	On the condition that the after-tax net profit of relevant fiscal year is zero or a minus number, or the after-tax profit is not sufficient to offset the accumulated deficit of previous years, or the pre-tax profit has not been used to pay off the payable principal, interest and fees of that fiscal year, or the pre-tax profit is not sufficient to pay off the principal, interest and fees of the next installment, the

Agreement for Renminbi Loan (Long/ Medium Term
Borrower shall not distribute stock dividend or bonus in any form to its shareholders;

(7)	The Borrower shall not dispose of its self-owned assets in a way impairing its repayment ability, and warrants that the total amount of its external security shall not exceed 1.5 times of its net assets, and the total amount of external security and the amount of each security shall not exceed the limit provided by its articles of association.

(8)	Other undertakings of the Borrower: None.
Article 11 The Default Event and Resolution
1	Any of the following circumstances may constitute or be deemed as the Borrower’s breach of contract under this Contract:
(1)	The Borrower fails to fulfill the payment and repayment obligations according to the provisions hereof;

(2)	The Borrower fails to use the obtained capital for agreed purpose according to the provisions hereof;

(3)	The representations made by the Borrower hereunder are not real, or the Borrower disobeys its warranties hereunder;

(4)	In case of occurrence of the circumstances provided in item 4, clause 2, Article 10 hereunder, the Creditor deems may impact the financial conditions and implementation ability of the Borrower or the security provider, however, the Borrower fails to provide new security or replace the security provider as prescribed herein;

(5)	The Borrower violates other provisions hereunder concerning the rights and obligations of the Parties;

(6)	The Borrower violated the provisions under other contracts concluded with the Creditor or other institutions of Bank of China Limited;

(7)	The security provider violates the provisions of the security contract, or violates the provisions under other contracts concluded with the Creditor or other institutions of Bank of China Limited;

Agreement for Renminbi Loan (Long/ Medium Term
(8)	The Borrower is closed down or dissolved, cancelled or going into bankruptcy.
2	In case of the aforesaid breach of contract, the Creditor shall be entitled to separately or simultaneously take the following measures depending on specific conditions:
(1)	Requiring the Borrower or security provider to rectify its breach of contract within a specified time limit;

(2)	Fully or partly reducing, suspending or terminating the credit amount to the Borrower;

(3)	Fully or partly suspend or terminate the acceptance of withdrawal application or other applications of the Borrower under this Contract or other contracts between the Borrower and the Creditor; as for the loan which has not been issued and the trade financing which has not been conducted, to fully or partly suspend or terminate the issuance and conduct;

(4)	To announce the principal and interest of the outstanding loans/trade financing capital and other payables under this Contract or other contracts between the Creditor and the Borrower will fully or partly become due immediately;

(5)	To terminate or rescind this Contract, and wholly or partly terminate or rescind other contracts between the Creditor and the Borrower;

(6)	To require the Borrower to compensate on the losses suffered by the Creditor due to the breach of contract;

(7)	Only needed to make previous or afterwards notice, to deduct and transfer the fund in the accounts opened by the Borrower with the Creditor or other institutions of Bank of China Limited to fully or partly pay off the debt owed by the Borrower to the Creditor under this Contract. The undue fund in the accounts shall be deemed as becoming due in advance. In case the currency in the accounts is different from the calculation currency of the Creditor, the fund shall be calculated at the exchange rate for settlement and sales used by the Creditor at the time of deduction and transfer;

(8)	To exercise the security right;

(9)	To request the guarantor to assume the guarantee liability;

(10)	Other measures deemed as necessary and possible by the Creditor.

Agreement for Renminbi Loan (Long/ Medium Term
Article 12 Reservation of Right
The non-exercise of all or part of entitlements hereunder, or the failure of requiring the other Party to implement or assume whole or part of the obligations and liabilities shall not be regarded as a waiver of the said entitlement or exemption of the said obligation and liability.
Any tolerance, extension or delay in the exercise of the entitlements hereunder by one Party to the other shall not influence any entitlements which shall be enjoyed by the Party according to this Contract or laws and regulations, nor shall be regarded as a waiver of the said entitlements.
Article 13 Alteration, Amendment and Termination
After being agreed by the Parties through consultation, this Contract may be altered or amended in written form. Any alteration or amendment shall constitute an integral part of this Contract.
Unless otherwise provided by laws and regulations or otherwise agreed by the Parties, this Contract shall not be terminated until all rights and obligations hereunder have been fully implemented.
Unless otherwise provided by laws and regulations or otherwise agreed by the Parties, the invalidity of any article hereunder shall not impact the legal effect of other articles.
Article 14 Applicable Law and Dispute Resolution
This Contract shall be governed by the laws of the People’s Republic of China.
Upon the effectiveness of this Contract, any dispute arising out of the establishment or performance of this Contract or in relation to this Contract shall be resolved through consultation; in case of no agreement entered into through consultation, each party hereto could submit this dispute to the people’s court at location of the Creditor or other institution of Bank of China Limited which exercises rights and obligations according to this Contract or other special contracts.
During the process of dispute resolution, in the event that the dispute does not impact the implementation of other articles hereunder, other articles shall be continuously implemented.

Agreement for Renminbi Loan (Long/ Medium Term
Article 15 Costs
Unless otherwise determined by the law or otherwise agreed by the Parties, all expenses arising from establishing and implementing this Contract and dispute resolution (including but not limited to attorney fees, etc.) shall be born by the Borrower.
Article 16 Appendices
The following appendices and other appendices mutually confirmed by the Parties shall constitute an integral part of this Contract, and shall have the same legal effect as this Contract:
1	Loan Withdrawing Application;

2	Loan Due Bill.
Article 17 Miscellaneous
1	Without the written consent from the Creditor, the Borrower shall not transfer any right or obligation hereunder to any third party;

2	In the event the Creditor needs to entrust t other institution of Bank of China Limited to implement its rights and obligations hereunder due to business requirement, or the loan business under this Contract is transferred to other institution of Bank of China Limited for undertaking and management, the Borrower shall accept the aforesaid arrangements. Other institution of Bank of China Limited which is entrusted by the Creditor, or other institution of Bank of China Limited which is undertaking the loan business hereunder shall be entitled to exercise all rights of the Creditor under this Contract, and shall be entitled to, in the name of the said institution, bring a lawsuit to the people’s court, submit to arbitration institution or apply for enforcement for the disputes hereunder.

3	Without prejudice to the other provisions hereof, this Contact shall be binding on the Borrower and the Creditor and its respective legal successor and transferee.

4	Unless otherwise agreed, the Parties determine that the registered address specified hereunder shall be the address for communication and contact, and warrants that in

Agreement for Renminbi Loan (Long/ Medium Term
case of alteration of the communication and contact address, they shall inform the other Party in written form in a timely manner.

5	The transaction hereunder shall be based on the respective independent interest of the Parties. In case according to the regulatory requirements of laws and regulations, the other Party to this transaction constitutes a related party or a related individual of the Creditor, no party shall seek to use this kind of related relationship to impact the fairness of the transaction.

6	The titles and business names hereunder shall be used only for the convenience of designation and shall not be used for interpretation of the content of articles hereunder and the rights and obligations of the Parties.
Article 18 Effectiveness
This Contract shall come into effect after being signed by the legal representatives (responsible persons) or authorized representatives of the Creditor and the Borrower and affixed with the seals.

This Contract shall be executed in two (2) counterparts, each of the Borrower and Creditor holds one(1) with the same legal effect.
The Borrower: Qingtian Wuliting Hydroelectric Development Co., Ltd
   (official stamp)
Signature:
March 19, 2009
The Creditor: Bank of China Limited, Lishui City Dayang Sub-branch
   (official stamp)
Signature:
March 19, 2009

LOAN WITHDRAWING APPLICATION
Number: 2009 Nian Li Zhong Ren Min No.027
To: Bank of China Limited, Lishui City Dayang Sub-branch
In accordance with the Loan Contract (Number: 2009 Nian Li Zhong Da Jie Zi No.027) entered into between your good bank and us, we hereby apply to withdraw the fund in the full amount under the said contract.

The withdrawal amount:	Two Hundred and Nineteen Million and Six Hundred Thousand Reminbi (RMB219,600,000.00)
Please transfer the above-mentioned fund into the account numbered 830037890108093001 on March 19, 2009.
This withdrawing application is irrevocable. We warrant that all conditions precedent to the withdrawal under the Loan Contract have been fully satisfied and this fund, once transferred into the said account, shall immediately constitute the debt owed by us to your good bank under the Loan Contract.

Applicant: Qingtian Wuliting Hydroelectric Development Co., Ltd.

Legal Representative: _______________

March 19, 2009

BANK OF CHINA            LOAN DUE BILL (BILL)
     Filling Date: March 19, 2009

Full Name of Borrower	Qingtian Wuliting Hydroelectric Development Co., Ltd.			Deposit Account	830037890108093001

Loan Type	Medium and Long-term Loan	Interest Rate	Annual (Rate) 5.94%	Loan Account	7131

Loan Amount (Capitalized)	Two Hundred and Nineteen Million and Six Hundred Thousand Reminbi				RMB219,600,000.00

Loan Reason or Purpose	Loan Replacement and Project Fund			Agreed Repayment Date	March 19, 2018

System Contract Number	09682801

In accordance with the Loan Measures of your bank, we borrowed the above-mentioned loan and issued this bill for record.	Please refer to Loan Application Letter for the examination and approval opinion of credit department.

Accounting Entry: (debit) 7131 (credit) 809

Seal of the Borrower (Reserved specimen seal with Bank)	Checker: Bookkeeper: